GrowGeneration Reports First Quarter 2025 Financial Results

Proprietary brand sales increased to 32.0% as a percentage of Cultivation and Gardening net sales

Gross profit margin of 27.2%, both a sequential and year-over-year improvement

Cash, cash equivalents, and marketable securities balance of $52.6 million and no debt

GrowGeneration sets second quarter revenue outlook to exceed $40 million

DENVER, May 8, 2025 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGeneration,” “GrowGen,” or the “Company”), the nation’s largest specialty hydroponic and organic gardening retailer, today announced financial results for the first quarter of 2025.

First Quarter 2025 Summary(1)

•Net sales of $35.7 million, reflecting the consolidation of 19 retail locations during 2024;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 32.0% compared to 22.6% for the same period in the prior year;
•Gross profit margin of 27.2%, compared to 25.8% for the first quarter of 2024;
•Store and other operating expenses declined approximately 17.3% to $8.8 million, compared to $10.6 million for the same period in the prior year;
•Net loss was $9.4 million compared to a net loss of $8.8 million for the same period in the prior year;
•Adjusted EBITDA(2) loss of $4.0 million compared to a loss of $2.9 million for the same period in the prior year; and
•Cash, cash equivalents, and marketable securities of $52.6 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “First quarter sales came in below our initial expectations, impacted by softer durable goods spending and increased customer caution stemming from tariff and regulatory uncertainties in March. Despite these headwinds, proprietary brand sales rose to 32.0% of total Cultivation and Gardening revenue, advancing toward our goal for proprietary brands to represent 35.0% of segment sales by year-end 2025. This growth reflects the strength of our high-quality product portfolio, including Charcoir coco, Drip Hydro nutrients, The Harvest Company, and our Ion lighting solutions.”

“With the successful launch of our GrowGen Pro Portal, we are actively assessing further store rationalizations over the next year as part of our broader transition to a regional fulfillment center model. As our strategy increasingly centers on B2B engagement, we are shifting away from same store sales as a key performance metric and instead focusing on customer acquisition, digital adoption, and proprietary brand penetration.”

“We also continued to streamline our operations and reduce expenses during the quarter. These efforts are yielding results — our first quarter gross profit margin improved to 27.2%, which is both a sequential and year-over-year improvement. We ended the quarter with a strong cash position of $52.6 million and no debt on our balance sheet, providing ample flexibility to invest in future growth initiatives, including strategic acquisitions that enhance proprietary brand offerings and expand our market share. As we progress through 2025, we remain committed to executing our transformation strategy to drive sustainable revenue growth, margin expansion, and long-term profitability,” added Mr. Lampert.

First Quarter 2025 Consolidated Results

Net sales were $35.7 million for the first quarter of 2025, compared to $47.9 million for the first quarter of 2024. Cultivation and Gardening net sales decreased $12.2 million, primarily due to the closure of 19 retail locations during 2024. Net sales in our Storage Solutions segment remained stable on a year-over-year basis.

While we reported total net revenue within our previously issued guidance range, our first quarter proprietary brand sales surpassed our internal expectations, giving us further confidence in our long-term ability to expand gross margin. Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 32.0%, compared to 22.6% for the same period in the prior year, largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and various proprietary product launches.

Gross profit was $9.7 million for the first quarter of 2025, compared to gross profit of $12.4 million for the first quarter 2024. Gross profit margin was 27.2% for the first quarter of 2025, compared to 25.8% for the first quarter of 2024, a 140 basis point improvement primarily due to the growth in sales mix of proprietary brand versus non-proprietary products.

Store and other operating expenses in the first quarter of 2025 were $8.8 million, a decrease of approximately 17.3% compared to $10.6 million in the first quarter of 2024.

Selling, general, and administrative expenses in the first quarter of 2025 were $7.1 million, compared to $7.9 million in the first quarter of 2024, a decrease of 10.1%.

GAAP net loss was $9.4 million in the first quarter of 2025, compared to a net loss of $8.8 million in the first quarter of 2024. The change in net loss was primarily due to the sales volume decline related to the retail store consolidations during 2024, partially offset by improvements in gross margin percentage and reductions in store operating expenses as well as improvements in selling, general, and administrative expenses.

Non-GAAP Adjusted EBITDA(2) was a loss of $4.0 million in the first quarter of 2025, compared to a loss of $2.9 million in the first quarter of 2024.

Cash, cash equivalents, and marketable securities as of March 31, 2025 were $52.6 million. Inventory as of March 31, 2025 was $42.1 million, and prepaid and other current assets were $6.3 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of March 31, 2025 were $24.9 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans 724,000 square feet of retail and warehouse space and includes 31 retail locations across 12 states. We continue to evaluate our retail geographic footprint for redundancies in our fixed cost structure and for opportunities to serve our customers through other retail locations and our online platforms, such as growgeneration.com and our B2B customer portal for commercial and wholesale customers.

Withdrawal of Full Year 2025 Outlook

Due to macroeconomic uncertainty stemming from global trade policies, along with potential changes in consumer demand and retail pricing pressure, we are withdrawing our full year 2025 financial outlook. We are actively monitoring these developments and exploring strategies to mitigate these risks and potential negative effects on our business and results from operations, including negotiating with suppliers, adjusting our pricing strategies, moving our supply chain away from countries with higher tariffs in favor of other jurisdictions, and seeking tariff exemptions where possible.

For the second quarter of 2025, we expect total consolidated net sales to be greater than $40 million.

Footnotes
(1)All comparisons are for the quarter ended March 31, 2025 versus the quarter ended March 31, 2024.
(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call

The Company will host a conference call today, May 8, 2025, at 4:30 p.m. Eastern Time to discuss financial results for the first quarter ended March 31, 2025. To participate in the call, please dial 1(888) 699-1199 (domestic) or 1(416) 945-7677 (international). The conference code is 52172. The call will also be webcast and can be accessed at https://app.webinar.net/aoWD341OwB1 or on the Investor Relations section of the GrowGen website at: https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp

GrowGen is the nation’s largest specialty hydroponic and organic gardening retailer. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, Mobile Media or MMI.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG in the subject line.

Forward Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “anticipate,” “estimate,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except shares)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$32,742	$27,471
Marketable securities	19,836	28,984
Accounts receivable, net of allowance for credit losses of $2,146 and $2,177 at March 31, 2025 and December 31, 2024, respectively	6,936	7,361
Notes receivable, current, net of allowance for credit losses of $— and $— at March 31, 2025 and December 31, 2024, respectively	1,056	1,056
Inventory	42,129	40,295
Prepaid income taxes	177	145
Prepaid and other current assets	6,285	7,896
Total current assets	109,161	113,208

Property and equipment, net	13,014	15,493
Operating leases right-of-use assets, net	32,431	34,453
Intangible assets, net	7,241	8,779
Goodwill	1,605	1,605
Other assets	780	814
TOTAL ASSETS	$164,232	$174,352
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,959	$8,146
Accrued liabilities	2,149	2,358
Payroll and payroll tax liabilities	2,021	2,655
Customer deposits	2,350	2,404
Sales tax payable	1,409	1,313
Current maturities of operating lease liabilities	7,024	7,398
Total current liabilities	24,912	24,274

Operating lease liabilities, net of current maturities	27,809	29,633
Other long-term liabilities	352	352
Total liabilities	53,073	54,259
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 59,487,477 and 59,402,628 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	59	59
Additional paid-in capital	376,120	375,677
Accumulated deficit	(265,020)	(255,643)
Total stockholders' equity	111,159	120,093
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$164,232	$174,352

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net sales	$35,703	$47,888
Cost of sales (exclusive of depreciation and amortization shown below)	25,996	35,524
Gross profit	9,707	12,364

Operating expenses:
Store operations and other operational expenses	8,792	10,634
Selling, general, and administrative	7,112	7,908
Estimated credit losses (recoveries)	92	(488)
Depreciation and amortization	3,585	3,742
Total operating expenses	19,581	21,796

Loss from operations	(9,874)	(9,432)

Other income (expense):
Other income	—	47
Interest income	497	602
Interest expense	—	(56)
Total other income	497	593

Net loss before taxes	(9,377)	(8,839)

(Provision) benefit for income taxes	—	2

Net loss	$(9,377)	$(8,837)

Net loss per share, basic	$(0.16)	$(0.14)
Net loss per share, diluted	$(0.16)	$(0.14)

Weighted average shares outstanding, basic	59,441	61,499
Weighted average shares outstanding, diluted	59,441	61,499

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three Months Ended March 31,
	2025	2024
Net loss	$(9,377)	$(8,837)
Provision (benefit) for income taxes	—	(2)
Interest income	(497)	(602)
Interest expense	—	56
Depreciation and amortization	3,585	3,742
EBITDA	$(6,289)	$(5,643)
Share-based compensation	503	778
Investment income	519	580
Restructuring plan	1,141	—
Consolidation and other charges (1)	96	1,414
Adjusted EBITDA	$(4,030)	$(2,871)
(1) Consists primarily of expenditures related to the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses